Exhibit 99.1

Tandy Brands Accessories, Inc.	Investor Relations:
J.S.B. Jenkins	Integrated Corporate Relations
President/Chief Executive Officer	Bill Zima (203) 682-8200
(817) 548-0090	Media Relations:
britt_jenkins@tandybrands.com	Monarch Communications, Inc.
Jeff Siegel (516) 569-4271
TANDY BRANDS ACCESSORIES REPORTS INCREASED NET INCOME FOR SECOND QUARTER FISCAL 2007
— Declares 15th Consecutive Quarterly Dividend —
     ARLINGTON, TX, January 25, 2007 — Tandy Brands Accessories, Inc. (Nasdaq GM:TBAC) today announced financial results for the second quarter ended December 31, 2006.
     For the second quarter of fiscal 2007, net income increased 67.3% to $3.4 million, or $0.50 per diluted share, compared to net income of $2.0 million, or $0.30 per diluted share, in the prior year’s second quarter.
     Second quarter fiscal 2007 net sales decreased 12.9% to $64.3 million compared to $73.9 million for the same period last year. The decrease in net sales was a result of the Company’s planned exit from several lower-margin women’s categories and from efforts to improve its overall quality of distribution. These initiatives resulted in a 380 basis point improvement in second quarter fiscal 2007 gross margins to 37.6% compared to 33.8% in the prior year period. Second quarter selling, general and administrative expenses decreased $1.2 million to $17.0 million, or 26.4% of sales, compared to $18.2 million, for the same period in the prior year.
     J.S.B. Jenkins, President and Chief Executive Officer commented, “As expected, sales for the second quarter decreased due to our fiscal 2006 announced exit from several women’s product categories as well as from our continued efforts to improve the quality of our distribution at the retail store level. These initiatives have resulted in our second consecutive quarter of dramatic improvement to gross margin and net income, as well as to our balance sheet. As a result of our efforts, our debt was reduced significantly compared to the prior year.”
     Mr. Jenkins concluded, “As we enter into the second half of our 2007 fiscal year, we continue to identify opportunities to increase our market penetration and introduce new accessories products to our large, diversified base of retail customers and improve our financial performance. We have developed new, exciting fashion styles in our men’s and women’s product categories and continue to look for additional licenses in our core product areas to broaden our overall assortment. Additionally, we are developing new gift accessories items for the spring and summer seasons to improve the balance of our sales cycles in the second half of our fiscal year. We continue to maintain a strong focus on improving both our financial and operational performance and remain encouraged with the opportunities in our accessories business.”

The Company anticipates full year fiscal 2007 sales to be in the range of $177 to $182 million and fiscal 2007 earnings per share to be in the range of $0.67 to $0.72 per diluted share.
The Company also reported that the Board of Directors approved a quarterly dividend of $0.0275 per common share that will be payable April 20, 2007, to shareholders of record at the close of business on March 30, 2007.
Conference Call Information
Investors and interested parties will have the opportunity to listen to management’s discussion of Tandy Brands’ second quarter results in a conference call to be held today, Thursday, January 25, 2007, at 4:30 p.m. ET. The dial-in number for the conference call is #913-981-4904. A replay of the call will also be available through Thursday, February 1, 2007 and can be accessed by dialing #719-457-0820; conference pin code: 5372451. A live webcast of the conference call will be broadcast at: www.viavid.net.
About Tandy Brands Accessories, Inc.
Tandy Brands Accessories, Inc. designs, manufactures and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, suspenders, neckwear, gifts and sporting goods. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the ROLFS e-commerce web site at www.rolfs.net.
Safe Harbor Language
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.
(Tables to follow)
TANDY BRANDS ACCESSORIES, INC.

Condensed Consolidated Statements of Operations
(in thousands except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31		December 31
	2006	2005	2006	2005
Net sales	$64,340	$73,866	$121,539	$134,814
Cost of goods sold	40,150	48,911	76,322	89,579

Gross margin	24,190	24,955	45,217	45,235
Selling, general and administrative expenses	16,975	18,223	31,770	34,374
Depreciation and amortization	1,210	1,237	2,431	2,529
Goodwill impairment	—	938	—	938

Total operating expenses	18,185	20,398	34,201	37,841

Operating income	6,005	4,557	11,016	7,394
Interest expense	(456)	(706)	(892)	(1,114)
Royalty and other income	26	87	81	97

Income before income taxes	5,575	3,938	10,205	6,377
Income taxes	2,169	1,902	3,970	2,874

Net income	$3,406	$2,036	$6,235	$3,503

Earnings per common share	$0.51	$0.31	$0.93	$0.53
Earnings per common share assuming dilution	$0.50	$0.30	$0.91	$0.52
Common shares outstanding	6,709	6,593	6,692	6,570
Common shares outstanding assuming dilution	6,882	6,743	6,860	6,713
Cash dividends declared per common share	$0.0275	$0.0275	$0.055	$0.055

TANDY BRANDS ACCESSORIES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31	June 30
	2006	2006
ASSETS
Current assets:
Cash and cash equivalents	$7,068	$4,182
Accounts receivable	34,565	27,322
Inventories	59,020	61,770
Deferred income taxes	4,032	3,792
Other current assets	2,781	5,784

Total current assets	107,466	102,850
Property and equipment	38,645	37,119
Accumulated depreciation	(26,590)	(24,689)

Net property and equipment	12,055	12,430
Goodwill	16,230	16,292
Other intangibles	5,296	5,653
Other assets	1,800	1,719

	$142,847	$138,944

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,608	$10,106
Accrued expenses	8,517	6,214
Notes payable	7,000	—

Total current liabilities	28,125	16,320
Other liabilities:
Notes payable	—	14,000
Supplemental executive retirement obligation	1,369	1,133
Deferred income taxes	960	1,640
Other liabilities	1,251	1,012

Total other liabilities	3,580	17,785
Stockholders’ equity:
Common stock	6,849	6,795
Additional paid-in capital	32,691	31,911
Retained earnings	71,819	65,960
Other comprehensive income	664	988
Shares held by Benefit Restoration Plan Trust	(881)	(815)

Total stockholders’ equity	111,142	104,839

	$142,847	$138,944